EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
Name	State or Country of Incorporation

1214741 Alberta Ltd.	Canada
Casinos Poland Ltd. (1)	Poland
CC Tollgate LLC	Delaware
Celebrations Accommodation Food Service Management (Pty) Ltd. (2)	South Africa
Century Casino Millennium, a.s. (3)	Czech Republic
Century Casino Newcastle (Pty) Ltd. (2)	South Africa
Century Casinos Africa (Pty) Ltd.(2)	South Africa
Century Casinos Caledon (Pty) Ltd. (2)	South Africa
Century Casinos Cripple Creek, Inc.	Colorado
Century Casinos Europe GmbH	Austria
Century Casinos Management, Inc.	Delaware
Century Casinos Tollgate, Inc.	Delaware
Century Resorts Alberta, Inc.	Canada
Century Resorts International Ltd.	Mauritius
Century Resorts Ltd.	Mauritius
Century Casinos Poland Sp. z o.o.	Poland
WMCK-Acquisition Corp.	Delaware
WMCK-Venture Corp.	Delaware

(1)	The Registrant owns 33.3% of the outstanding shares of Casinos Poland Ltd. and accounts for this investment under the equity method.
(2)	The Registrant has entered into an agreement to sell Century Casinos Africa (Pty) Ltd. and its related subsidiaries. Closing is expected to occur in the first half of 2009.
(3)	As of February 11, 2009, the Registrant no longer owns Century Casino Millennium, a.s.